QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-60474

AMENDMENT NO.1 dated April 29, 2004
Pricing Supplement No. 51 dated April 13, 2004
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.

Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date: April 13, 2004
Issue Date: April 30, 2004

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Agents' Concession	Named Agents' Concession	Dealers' Selling Concession	Net Proceeds to Issuer	Interest Rate per Annum
52519FCR0	$100,000,000.00	100.00%	3.00%	3.00%	2.50%	$97,000,000.00	6.00%

CUSIP Number	Interest Payment Dates	First Interest Payment Date	Maturity Date	Survivor's Option (Yes/No)	Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes
52519FCR0	Semi-annually on October and April 30th, and on the Maturity Date	October 30, 2004	April 30, 2034	Yes	The Note may be redeemed prior to the Maturity Date at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, semi-annually on the 30th, commencing April 30, 2009. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.
The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivor's Option, if applicable.

Other Terms: None

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.

LEHMAN BROTHERS	EDWARD D. JONES & CO., L.P.

P-1

QuickLinks

LEHMAN BROTHERS HOLDINGS INC. Lehman Notes, Series A Due Nine Months or More from the Date of Issue